Exhibit 99

FOR IMMEDIATE RELEASE

CONTACTS:	Nautilus, Inc.	Integrated Corporate Relations, Inc.
	Ron Arp	John Mills
	(360)418-6169	(310)395-2215 or (203)222-9013

NAUTILUS ANNOUNCES APPOINTMENT OF TWO BOARD MEMBERS

VANCOUVER, Wash. – (August 25, 2005) – Nautilus, Inc. (NYSE: NLS), a leading marketer, developer, and manufacturer of branded health and fitness products, announced that two long-time business leaders have joined its board of directors.

Ronald Badie, 62, served more than 35 years with Deutsche Bank and its predecessor Bankers Trust Company, including retiring as vice chairman of Deutsche Bank Alex. Brown (now Deutsche Bank Securities), the firm’s investment banking subsidiary. Mr. Badie also serves on the board of directors of Integrated Electrical Services, Inc., Amphenol Corporation. and Merisel, Inc. He received his undergraduate education at Bucknell University, and an MBA from New York University’s Stern School of Business.

Marvin Siegert, 56, serves as President and Chief Operating Officer of The Pyle Group LLC, a private equity investment group, a position he has held since 1996. Prior to The Pyle Group, Mr. Siegert served 26 years with the battery and lighting product manufacturer Rayovac Corporation, where he held various positions including Senior Vice President and Chief Financial Officer. Mr. Siegert has an undergraduate degree from the University of Wisconsin—Whitewater, and has a master’s degree in management from the University of Wisconsin—Madison.

“We look forward to the wisdom and perspective these gentlemen will bring to our rapidly growing organization through their successful corporate careers and their ongoing business leadership capacities,” said Gregg Hammann, chairman and CEO of Nautilus, Inc.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE:NLS) helps people achieve a fit and healthy lifestyle through proper exercise and nutrition. With a brand portfolio that includes Nautilus®, Bowflex®, Schwinn®Fitness, StairMaster®, Trimline® and PEARL iZUMi®, Nautilus manufactures and markets a complete line of innovative health and fitness products through direct, commercial, retail, specialty and international channels. The Company was formed in 1986 and had sales of $524 million in 2004. It has 1,400 employees and operations in Washington, Colorado, Oklahoma, Texas, Illinois, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China, and other locations around the world. More information is at www.nautilusinc.com.